EXHIBIT 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
rfisher@hlth.com	jnewman@hlth.com
201-414-2002	212-624-3912
HLTH CORPORATION ANNOUNCES SECOND QUARTER RESULTS
ELMWOOD PARK, NJ (July 31, 2007) — HLTH Corporation (NASDAQ: HLTH) today announced financial results for the three months ended June 30, 2007.
Kevin Cameron, Chief Executive Officer of HLTH Corporation, said: “I am pleased with our performance during the second quarter. We delivered solid results and we continued to build out the products and services that will allow us to take advantage of the tremendous opportunities we see ahead of us.”
Consolidated Financial Highlights
Revenue for the second quarter was $129.3 million. Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) for the second quarter was $21.1 million or $0.11 per share. Income from continuing operations for the second quarter was $11.2 million or $0.06 per share.
Net loss for the June 2007 quarter was ($45.5) million or ($0.24) per share, which includes a loss from discontinued operations of $56.6 million which primarily relates to a charge for the estimate of HLTH’s indemnification obligation for defense costs for nine former officers and directors of the Company’s former subsidiary Emdeon Practice Services, Inc. who were indicted in connection with the previously disclosed investigation by the United States Attorney for the District of South Carolina.
The Company’s consolidated results are not comparable to the respective prior year periods. On November 16, 2006, HLTH Corporation completed the sale of a 52% interest in its Emdeon Business Services segment (excluding the ViPS business) to an affiliate of General Atlantic LLC. The Company’s 48% portion of EBS’ income is reflected in the line item “Equity in earnings of EBS Master LLC” for the June 2007 quarter. For the prior year period, the results of Emdeon Business Services are included in the Company’s consolidated revenues and earnings. As a result, the Company’s consolidated results will not be comparable to prior year periods until after the anniversary of the transaction is reached.
As of June 30, 2007, HLTH Corporation had approximately $739 million in cash and short-term investments on a consolidated basis, including $240 million in cash and short-term investments held by WebMD Health Corp., its 84.2% owned subsidiary.
Segment Operating Results
WebMD segment revenue was $78.5 million for the second quarter compared to $56.6 million in the prior year period, an increase of 39%, driven by continued growth in online services. Segment Adjusted EBITDA was $15.2 million compared to $9.6 million in the prior year period, an increase of 58% over the prior year, primarily as a result of the increase in revenues.

ViPS segment revenue was $25.9 million for the second quarter compared to $24.8 million in the prior year period, an increase of 4%, primarily related to increases in both the government and health payer solutions. Segment Adjusted EBITDA was $5.1 million unchanged from the prior year period. Operating margins decreased slightly to 19.7% primarily as a result of a change in the revenue mix.
Porex segment revenue was $25.0 million for the second quarter compared to $22.7 million in the prior year period, an increase of 10.3%. The increase was primarily attributable to strength in sales of consumer and surgical products and the impact of favorable foreign currency exchange rates. Segment Adjusted EBITDA was $7.3 million compared to $7.0 million in the prior year period, an increase of 4%. Operating margins decreased to 29.4% from 31.1% primarily as a result of higher insurance and marketing expenses.
Investment in Emdeon Business Services
Revenue for Emdeon Business Services (which is not a segment and is not included in the Company’s consolidated revenue) was a record $201.2 million for the second quarter. Emdeon Business Services continues to generate strong year over year growth. HLTH recorded $7.6 million of Equity in earnings of EBS Master LLC in the June 2007 quarter, reflecting its 48% portion of their income.
Financial Guidance
Including the results for the second quarter announced today, HLTH’s full year 2007 guidance is being updated as follows:
•	HLTH narrowed its revenue guidance range to $538.3 to $553.3 million from $537.4 to $556.4 million.

•	HLTH increased its guidance range for Adjusted EBITDA by $1.1 to $3.0 million to $102.2 to $110.4 million primarily to reflect expected higher margin on incremental revenue at WebMD, partially offset by lower than anticipated results at ViPS primarily in the third quarter.

•	HLTH increased its guidance range for income from continuing operations by $3.4 to $5.5 million to $45.0 to $54.3 million primarily to reflect the increase in WebMD’s Adjusted EBITDA, and its expectations for higher interest income and lower non cash stock compensation expense attributable to WebMD, offset in part by higher income tax expense at WebMD and lower than anticipated results at ViPS primarily in the third quarter.
A schedule outlining HLTH Corporation’s updated financial guidance for 2007 is attached to this press release.
Analyst and Investor Conference Call
As previously announced, HLTH Corporation will host a conference call at 4:45 pm (ET) on July 31, 2007 to discuss its second quarter results. Investors can access the call via webcast at www.hlth.com (in the Investor Relations section). A replay of the call will be available at the same web address.
About HLTH Corporation
HLTH Corporation’s (Nasdaq: HLTH) businesses are comprised of WebMD Health Corp, (Nasdaq: WBMD), ViPS and Porex. WebMD provides health information services for consumers, physicians, healthcare professionals, employers and health plans through its public and private online portals and health-focused publications. ViPS provides healthcare data management, analytics, decision-support and process automation solutions and related information technology services to governmental, Blue Cross Blue Shield and commercial healthcare payers. ViPS’ solutions and services help its clients improve patient outcomes, increase customer satisfaction and reduce costs. Porex is a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications. In addition, HLTH Corporation owns a 48% minority interest in Emdeon Business Services, which provides solutions that automate key business and administrative functions for healthcare payers and providers.
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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; our expectations concerning market opportunities and our ability to capitalize on them; and the amount and timing of the benefits expected from acquisitions, from new products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; difficulties in integrating acquired businesses; relationships with customers and strategic partners; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries; and our ability to attract and retain qualified personnel. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.
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WebMD®, WebMD Health®, POREX® and ViPSSM are trademarks of HLTH Corporation or its subsidiaries.
Emdeontm and Emdeon Business Servicestm are trademarks of Emdeon Business Services, LLC or its subsidiaries.
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